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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE
---------------------

Contact: Peter N. Hood, CFO
         Storage Computer Corporation
         (603) 880-3005 x303
         ir@storage.com

                       STORAGE COMPUTER SEEKS ENFORCEMENT
                         OF INTELLECTUAL PROPERTY RIGHTS

  Company Files Third Infringement Action against Veritas Software Corporation

NASHUA, New Hampshire - March 22, 2002, Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance storage and data delivery systems, today announced that it commenced additional legal proceedings against Veritas Software Corporation in the United States District Court for the Northern District of Texas.

In this third complaint, Storage Computer alleges that certain Veritas Software Corporation storage products infringe Storage Computer's intellectual property patent number U.S. 6,098,128 entitled "Universal Storage Management System." The Storage Computer claim is for injunctive relief, damages and legal costs arising from the alleged infringement.

In its first complaint that was brought in October 2001, Storage Computer alleges that certain Veritas Software Corporation storage products infringe Storage Computer's intellectual property patent number U.S. 5,893,919 entitled "Apparatus and Method for Storing Data with Selectable Data Protection Using Mirroring and Selectable Parity Inhibition." The Storage Computer claim is for injunctive relief, damages and legal costs arising from the alleged infringement.

In the second complaint that was brought in February 2002, Storage Computer alleges that certain Veritas Software Corporation storage products infringe Storage Computer's intellectual property patent number U.S. 5,257,367 entitled "Data Storage System with Asynchronous Host Operating System Communication Link." The Storage Computer claim is for injunctive relief, damages and legal costs arising from the alleged infringement.

Storage Computer is represented in this action and its intellectual property matters by Sidley Austin Brown & Wood, an international law firm with more than 1300 lawyers.

About Storage Computer

Storage Computer Corporation (AMEX: SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open architectures Storage Computer's high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer's worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.

Storage Computer is a registered trademark and Virtual Storage Architecture, CyberBORG, Teleserver, Media Server, and CyberNAS are trademarks of Storage Computer Corporation. All other trademarks the property of their respective owners.